Exhibit 21.1

SIGNIFICANT SUBSIDIARIES OF MIAMI INTERNATIONAL HOLDINGS, INC.

Name of Subsidiary	Jurisdiction of Organization
Miami International Securities Exchange, LLC	Delaware
MIAX PEARL, LLC	Delaware
MIAX Emerald, LLC	Delaware
Miami International Technologies, LLC	Delaware
MIAX Global, LLC	Delaware
MIAX Futures, LLC	Delaware
ConvexityShares, LLC (51% owned by MIAX Futures, LLC)	Delaware
MIAX Products, LLC	Illinois
M402 Holdings, LLC	Delaware
Minneapolis Grain Exchange, LLC	Delaware
The Bermuda Stock Exchange	Bermuda
BSD Nominee Ltd.	Bermuda
Dorman Trading, LLC	Delaware